April 21, 2016    Contact:    Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports First Quarter 2016 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its first quarter ending April 3, 2016. As a result of the Company’s accounting calendar, the first quarter of 2016 contained 94 days, six more calendar days and three more business days than in 2015.

First Quarter Highlights

•	First quarter 2016 GAAP earnings per diluted share were $.59, compared with $.84 in 2015.

•
First quarter 2016 GAAP results included $.06 per diluted share, after tax, in asset impairment and restructuring expenses. In the first quarter of 2015, the favorable disposition of Fox River-related environmental litigation together with a gain on the sale of two metal ends plants, partially offset by costs related to acquisition and restructuring activities, added $.30 to earnings per diluted share.

•
Base net income attributable to Sonoco (base earnings) for first quarter 2016 was $.65 per diluted share, compared with $.54 in 2015. (See base earnings definition and reconciliation later in this release.) Sonoco previously provided first quarter base earnings guidance of $.57 to $.62 per diluted share.

•	First quarter 2016 net sales grew to $1.23 billion, up from $1.21 billion in 2015.

•
Cash flow from operations was $66.4 million in the first quarter of 2016, compared with $60.3 million in 2015. Free cash flow for the first quarter was negative $22.1 million, compared with a positive $17.8 million in 2015. (See free cash flow definition later in this release.)

Second Quarter and 2016 Guidance

•	Base earnings for the second quarter of 2016 are estimated to be in the range of $.65 to $.70 per diluted share. Base earnings in the second quarter of 2015 were $.68 per diluted share.

•	Full-year 2016 estimated base earnings remain unchanged at the previously announced range of $2.64 to $2.74 per diluted share.

•	Free cash flow in 2016 is projected to be approximately $140 million, equal to previously communicated guidance.

First Quarter Review
Commenting on the Company’s first quarter results, Sonoco President and Chief Executive Officer Jack Sanders said, “We are extremely pleased to deliver record first quarter base earnings results with each business segment reporting solid year-over-year improvement, including record first quarter performances in our targeted growth segments - Consumer Packaging and Protective Solutions. Overall, the Company benefited from a positive price/cost relationship, productivity improvements, lower pension and post-retirement benefit costs, and gains from volume/mix, which showed improvement even after excluding the positive impact of additional business days. Offsetting these positive factors were higher labor, maintenance and other operating costs, the negative impact of foreign currency translation and a higher effective tax rate.

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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7851
www.sonoco.com

Sonoco Reports First Quarter 2016 Results - page 2

“For the sixth consecutive quarter, operating profit in our Consumer Packaging segment reached record levels, improving 16 percent year over year due to solid improvement from global composite cans and flexible packaging. Overall, the segment benefited from a positive price/cost relationship, including a favorable change in LIFO inventory reserves, productivity improvements, lower pension costs and improved volume/mix, part of which was due to the additional business days in the quarter. These positive factors were partially offset by higher labor, maintenance and other operating costs, and the negative impact of foreign currency exchange rates. Growth in segment sales was due to the additional business days along with acquisitions, partially offset by lower selling prices and the negative impact of foreign currency translation. Results in the Display and Packaging segment improved significantly in the first quarter due to a positive price/cost relationship, productivity improvements and volume growth in international packaging fulfilment.

“We’re clearly pleased with the turnaround in our Paper and Industrial Converted Products segment, as operating profit grew 20 percent due to solid productivity gains, a positive price/cost relationship, lower pension expense and gains from volume/mix beyond the benefit of additional business days in the quarter. Segment sales were essentially flat in the quarter as volume gains, including the impact of additional days, were offset by the negative impact from foreign currency translation and lower selling prices.

“Finally, our Protective Solutions segment produced record first quarter operating profit, up 24 percent year over year, as strong volume well beyond the impact of the additional business days and a positive price/cost relationship more than offset higher labor, maintenance and other operating costs.”

GAAP net income attributable to Sonoco in the first quarter was $59.9 million, or $.59 per diluted share, compared with $85.8 million, or $.84 per diluted share, in 2015. Base earnings in the first quarter were $66.5 million, or $.65 per diluted share, compared with $54.9 million, or $.54 per diluted share, in 2015. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring related items, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

First quarter base earnings exclude after-tax charges of $6.6 million, or $.06 per diluted share, from restructuring activities. Base earnings in first quarter 2015 excluded the following items, on an after tax basis: a benefit of $19.9 million, or $.20 per diluted share, from the reversal of reserves related to Fox River environmental litigation; a benefit of $16.8 million, or $.16 per diluted share, from the sale of two metal ends plants; restructuring charges of $4.8 million, or $.04 per diluted share; and acquisition related expenses of $1.2 million, or $.01 per diluted share. Additional information about base earnings and base earnings per diluted share, along with reconciliation to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the first quarter were $1.23 billion, up $20 million or 1.7 percent from last year’s quarter. This sales growth was due primarily to additional business days and other volume/mix improvements along with acquisition-related sales. These gains were partially offset by a negative translation impact from exchange rate changes of approximately $45 million along with lower selling prices due to lower commodity costs.

Gross profits were a record $245.3 million in the first quarter, up 11 percent, compared with $220.4 million in the same period in 2015. Gross profit as a percent of sales improved to 20.0 percent, compared with 18.3 percent in the same period in 2015, and reached the highest percentage margin level since 2002. The 170 basis point improvement in the quarter was due to a positive price/cost relationship, productivity gains and lower pension expense, which were partially offset by wage inflation and increased operating costs. First-quarter base selling, general and administrative (SG&A) expenses increased 4.5 percent to $133.8 million due primarily to additional days in the quarter, wage inflation and higher management incentive costs, partially offset by lower pension and post-retirement benefit costs and the impact of foreign currency translation. (See base earnings reconciliation later in this release.)

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Sonoco Reports First Quarter 2016 Results - page 3

Cash generated from operations in the first quarter was $66.4 million, compared with $60.3 million in the same period in 2015. Free cash flow for the first quarter was a negative $22.1 million, compared with a positive $17.8 million in 2015. Operating cash flow improved in the current quarter due to less significant increases in working capital. During the quarter, net capital expenditures were $53 million, compared to $39 million in the prior year quarter; and cash dividends were $35 million, compared to $32 million in the prior year. In 2015, the Company received cash of $29.1 million from the sale of two metal ends plants which is reflected in prior-year net capital expenditures. During the first quarter of 2016, the Company spent $15.3 million to repurchase 354,000 shares at an average cost of $43.31 per share. These purchases were made under the Company’s previously announced plan to utilize up to $100 million to repurchase shares during 2016. (Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures is defined as capital expenditures minus proceeds from the disposal of capital assets.)

At April 3, 2016, total debt was approximately $1.13 billion, unchanged from December 31, 2015, and the debt-to-total capital ratio was 42 percent, compared to 43 percent at December 31, 2015. No commercial paper was outstanding at either date. Cash and cash equivalents were $152.3 million at the end of the first quarter, compared with $182.4 million at year end 2015.

Corporate
Net interest expense for the first quarter of 2015 increased to $13.8 million, compared with $13.2 million during the same period in 2015. This increase was due to the additional days in the current-year quarter, partially offset by lower year-over-year debt levels. The 2016 first-quarter effective tax rates on GAAP and base earnings were 33.2 percent and 33.0 percent, compared with a 23.7 percent and 32.0 percent rate for GAAP and base earnings, respectively, in the prior year’s quarter. The main driver in the year-over-year increase in the GAAP income tax rate is related to the 2015 tax benefit associated with the loss on stock of the underlying subsidiary associated with the sale of the two metal end plants.

Second Quarter and Full-Year 2016 Outlook
Sonoco expects second quarter 2016 base earnings to be in the range of $.65 to $.70 per diluted share. The Company’s second quarter 2015 base earnings were $.68 per diluted share.     Full-year 2016 base earnings remain unchanged at the previously announced range of $2.64 to $2.74 per diluted share. The Company’s 2016 guidance anticipates a 32 percent effective tax rate for the year. Free cash flow is expected to be approximately $140 million in 2016, compared to $155 million in 2015.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the future performance of the overall economy and potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

Commenting on the Company’s outlook, Sanders said, “As a result of our strong start to 2016, we feel confident reiterating our previously communicated annual earnings guidance even though we expect to continue facing headwinds from a strong U.S. dollar and generally flat to weak economic conditions around the world. As we enter the second quarter, we remain optimistic that we should be able to achieve our volume growth objectives, particularly with the many new commercial development opportunities we are actively working on in our Consumer Packaging and Protective Solutions businesses. In our Paper and Industrial Converted Products segment we face a difficult year-over-year comparison in the second quarter due to weak market conditions affecting our corrugating medium paperboard operation. As we work to overcome this obstacle, we remain focused on further improving our cost competitiveness by optimizing our supply chain, enhancing productivity, and streamlining our corporate and business unit structures.”

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Sonoco Reports First Quarter 2016 Results - page 4

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

First quarter 2016 sales for the segment were $527 million, compared with $520 million in 2015. Segment operating profit was $62.9 million in the first quarter, compared with $54.0 million in the same quarter of 2015.

Segment sales grew 1.4 percent over the prior-year quarter due to the additional business days along with acquisitions, partially offset by lower selling prices, stemming primarily from lower raw material costs, and the negative impact of foreign currency translation. Excluding the estimated benefit of additional business days, volume/mix showed improvement in global composite cans and flexible packaging, but showed a decline in rigid plastic containers. Segment operating profit increased 16.4 percent over the prior year quarter and operating margins improved to 11.9 percent of sales during the quarter. Overall, the segment benefited from a positive price/cost relationship, including a favorable change in LIFO inventory reserves, productivity improvements and lower pension costs. These positive factors were partially offset by higher labor, maintenance and other operating costs, and the negative translation impact of foreign currency exchange rate changes.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

First quarter 2016 sales for this segment were $144 million, compared with $146 million in 2015. Segment operating profit was $3.3 million in the quarter, compared with $0.8 million in 2015.

Sales declined 1.0 percent compared to last year’s quarter due primarily to the negative translation impact of foreign exchange rate changes, largely offset by the impact of additional business days. Absent the impact of days, lower volume stemming from packaging center operations was partially offset by an increase in international packaging fulfilment. The significant improvement in operating profit in the first quarter was primarily driven by an improved price/cost relationship.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

First quarter 2016 sales for the segment were $423 million, up modestly from $422 million in 2015. Segment operating profit was $33.3 million in the first quarter, compared with $27.8 million in 2015.

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Sonoco Reports First Quarter 2016 Results - page 5

Segment sales were essentially flat with the prior-year quarter as volume gains, including the impact of additional business days, were offset by the negative impact from foreign currency translation and lower selling prices stemming from reduced recovered fiber costs. Volume/mix, excluding additional business days, showed improvement in our international tube and core operations, while in our paper operations, gains in North America and Europe were partially offset by lower corrugating medium results. Operating profit improved 19.8 percent on solid productivity gains, a positive price/cost relationship, lower pension expense and the benefit from additional days in the quarter, which were partially offset by inflation in labor and other operating expenses.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

First quarter 2016 sales were $132 million, compared with $118 million in 2015. Operating profit was $12.0 million, compared with $9.7 million in the first quarter of 2015.

This segment’s 11.4 percent year-over-year increase in first quarter sales came from strongly higher volume beyond the impact of additional business days, partially offset by the negative impact of foreign exchange translation and lower selling prices. Operating profit was up 24 percent as higher volume, including the impact of additional days, and a positive price/cost relationship was only partially offset by higher labor, maintenance and other operating costs.

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 82938768. The archived call will be available through May 5, 2016. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of nearly $5 billion, the Company has 20,800 employees working in more than 330 operations in 34 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is a proud member of the 2015/2016 Dow Jones Sustainability World Index. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included in herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision, ” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.

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Sonoco Reports First Quarter 2016 Results - page 6

Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:

•
availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;

•	costs of labor;

•	work stoppages due to labor disputes;

•	success of new product development, introduction and sales;

•	consumer demand for products and changing consumer preferences;

•	ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;

•	competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;

•	ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;

•	ability to improve margins and leverage cash flows and financial position;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;

•	ability to maintain innovative technological market leadership and a reputation for quality;

•	ability to profitably maintain and grow existing domestic and international business and market share;

•	ability to expand geographically and win profitable new business;

•	ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;

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Sonoco Reports First Quarter 2016 Results - page 7

•	the costs, timing and results of restructuring activities;

•	availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;

•	effects of our indebtedness on our cash flow and business activities;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;

•	cost of employee and retiree medical, health and life insurance benefits;

•	resolution of income tax contingencies;

•	foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;

•	changes in U.S. and foreign tax rates, and tax laws, regulations and interpretations thereof;

•	accuracy in valuation of deferred tax assets;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	liability for and anticipated costs of environmental remediation actions;

•	effects of environmental laws and regulations;

•	operational disruptions at our major facilities;

•	failure or disruptions in our information technologies;

•	loss of consumer or investor confidence;

•	ability to protect our intellectual property rights;

•	actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;

•	international, national and local economic and market conditions and levels of unemployment; and

•	economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports First Quarter 2016 Results - page 8

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED
	April 3, 2016	March 29, 2015

Net sales	$1,226,276	$1,206,052
Cost of sales	981,023	985,662
Gross profit	245,253	220,390
Selling, general and administrative expenses	134,193	96,665
Restructuring, asset impairment charges and gain on dispositions	9,228	(359)
Income before interest and income taxes	$101,832	$124,084
Net interest expense	13,787	13,221
Income before income taxes and equity in earnings of affiliates	88,045	110,863
Provision for income taxes	29,194	26,221
Income before equity in earnings of affiliates	58,851	84,642
Equity in earnings of affiliates, net of tax	1,339	1,046
Net income	60,190	85,688
Net (income)/loss attributable to noncontrolling interests	(276)	92
Net income attributable to Sonoco	$59,914	$85,780

Weighted average common shares outstanding – diluted	102,329	102,167

Diluted earnings per common share	$0.59	$0.84
Dividends per common share	$0.35	$0.32

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED
	April 3, 2016	March 29, 2015
Net sales
Consumer Packaging	$527,338	$519,877
Display and Packaging	144,267	145,786
Paper and Industrial Converted Products	423,074	422,311
Protective Solutions	131,597	118,078
Consolidated	$1,226,276	$1,206,052

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$62,865	$54,028
Display and Packaging	3,281	838
Paper and Industrial Converted Products	33,299	27,797
Protective Solutions	12,026	9,685
Restructuring, asset impairment charges and gain on dispositions	(9,228)	359
Other non-base (charges)/income	(411)	31,377
Consolidated	$101,832	$124,084

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Sonoco Reports First Quarter 2016 Results - page 9

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED
	April 3, 2016	March 29, 2015

Net income	$60,190	$85,688
Asset impairment charges	—	275
Depreciation, depletion and amortization	53,572	51,877
Fox River environmental reserves	(304)	(32,543)
Net pension and postretirement plan (contributions)/expenses	(21,385)	(4,005)
Changes in working capital	(70,053)	(47,908)
Other operating activity	44,367	6,946
Net cash provided by operating activities	66,387	60,330

Purchase of property, plant and equipment, net	(53,093)	(39,354)
Proceeds from dispositions	—	29,108
Net debt proceeds	2,794	1,325
Cash dividends	(35,396)	(32,263)
Shares acquired under announced buyback	(15,318)	—
Other, including effects of exchange rates on cash	4,530	20,490

Net (decrease)/increase in cash and cash equivalents	(30,096)	39,636
Cash and cash equivalents at beginning of period	$182,434	$161,168
Cash and cash equivalents at end of period	$152,338	$200,804

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	April 3, 2016	December 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$152,338	$182,434
Trade accounts receivable, net of allowances	679,528	627,962
Other receivables	38,049	46,801
Inventories	402,533	385,483
Prepaid expenses and deferred income taxes	48,037	64,698
	1,320,485	1,307,378
Property, plant and equipment, net	1,121,818	1,112,036
Goodwill	1,154,955	1,140,461
Other intangible assets, net	239,897	245,095
Other assets	210,850	208,715
	$4,048,005	$4,013,685
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$776,721	$802,284
Notes payable and current portion of long-term debt	117,134	113,097
Income taxes payable	22,413	7,135
	$916,268	$922,516
Long-term debt, net of current portion	1,015,804	1,015,270
Pension and other postretirement benefits	412,968	432,964
Deferred income taxes and other	117,623	110,062
Total equity	1,585,342	1,532,873
	$4,048,005	$4,013,685
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Sonoco Reports First Quarter 2016 Results - page 10

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

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Sonoco Reports First Quarter 2016 Results - page 11

		Non-GAAP Adjustments
Three Months Ended April 3, 2016	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Net sales	$1,226,276	$—	$—	$1,226,276
Cost of sales	981,023	—	—	981,023
Gross profit	245,253	—	—	245,253
Selling, general and administrative expenses	134,193	—	(411)	133,782
Restructuring/Asset impairment charges	9,228	(9,228)	—	—
Income before interest and income taxes	101,832	9,228	411	111,471
Interest expense, net	13,787	—	—	13,787
Income before income taxes	88,045	9,228	411	97,684
Provision for income taxes	29,194	2,920	104	32,218
Income before equity in earnings of affiliates	58,851	6,308	307	65,466
Equity in earnings of affiliates, net of taxes	1,339	—	—	1,339
Net income	60,190	6,308	307	66,805
Net (income) attributable to noncontrolling interests	(276)	(7)	—	(283)
Net income attributable to Sonoco	$59,914	$6,301	$307	$66,522

Per Diluted Share	$0.59	$0.06	$—	$0.65

		Non-GAAP Adjustments
Three Months Ended March 29, 2015	GAAP	Restructuring / Asset Impairment Charges(1,3)	Other Adjustments(4)	Base

Net sales	$1,206,052	$—	$—	$1,206,052
Cost of sales	985,662	—	—	985,662
Gross profit	220,390	—	—	220,390
Selling, general and administrative expenses	96,665	—	31,377	128,042
Restructuring, asset impairment charges and gain on dispositions	(359)	359	—	—
Income before interest and income taxes	124,084	(359)	(31,377)	92,348
Interest expense, net	13,221	—	—	13,221
Income before income taxes	110,863	(359)	(31,377)	79,127
Provision for income taxes	26,221	11,591	(12,512)	25,300
Income before equity in earnings of affiliates	84,642	(11,950)	(18,865)	53,827
Equity in earnings of affiliates, net of taxes	1,046	—	—	1,046
Net income	85,688	(11,950)	(18,865)	54,873
Net loss/(income) attributable to noncontrolling interests	92	(15)	—	77
Net income attributable to Sonoco	$85,780	$(11,965)	$(18,865)	$54,950

Per Diluted Share	$0.84	$(0.12)	$(0.18)	$0.54

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) 2016 Other adjustments consist primarily of costs related to acquisitions and potential acquisitions
(3) Included in 2015 Restructuring/Asset impairment charges are disposal and income tax gains related to the sale of two of the Company's metal end and closures plants.
(4) 2015 Other adjustments consist primarily of acquisition-related costs; and the release of reserves related to the partial settlement of the Fox River environmental claims.

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